Exhibit 99-1

For Immediate Release

Goldfield Records Strong Results

MELBOURNE, Florida, November 14, 2005 - The Goldfield Corporation (AMEX: GV), a leading provider of electrical construction services in the southeastern United States and a developer of condominiums, today announced a fourfold increase in net income for the first nine months of 2005, driven by continued strength in electrical construction and increased real estate development activity.

For the quarter ended September 30, 2005, Goldfield reported total revenues of $11,255,613, up 55 percent from $7,262,905 in the like period of 2004.  Net income from continuing operations increased to $741,937, or 3 cents per share, compared to $31,644, or nil per share for the same period in 2004. Net income (including discontinued operations) increased to $731,646, or 3 cents per share, compared to $19,747, or nil per share for the periods ending September 30, 2005 and 2004, respectively.

For the nine months ended September 30, 2005, total revenues increased 6.9 percent to $28,958,038, compared to $27,085,015 during the like period in 2004. Net income from continuing operations more than quadrupled to $1,465,829, or 6 cents per share, compared to $308,341, or 1 cent per share, for the same period in 2004.  Net income (including discontinued operations) increased to $1,441,010, or 6 cents per share, compared to $296,444, or 1 cent per share, for the nine months ended September 30, 2005 and 2004, respectively.

Although electrical construction operations remained strong in the three and nine month periods ended September 30, 2005, the increase in net income for these periods, compared to the like periods in 2004, was largely attributable to real estate development activity. Goldfield’s real estate project under construction in 2005, Oak Park, is significantly larger than the project under construction in 2004.

The backlog for real estate development operations at September 30, 2005 was approximately $3,240,000.  There was no backlog at the same point last year.  Goldfield expects to complete and deliver to buyers by early 2006 all backlog reflected at September 30, 2005.  The current backlog assumes settlement of existing sales contracts from the Oak Park project, which commenced construction early this year, but does not include any amount from the substantially larger initial phase of the Pineapple House project. Goldfield expects to commence recognizing revenues from the Pineapple House project during 2006.

The backlog for electrical construction operations at September 30, 2005, more than doubled to $13,842,000, from $5,280,000 at September 30, 2004 due to strength in demand for transmission line construction services in the Southeast.

In commenting on the third quarter results, John H. Sottile, president of Goldfield, said, “Both the electrical construction segment and real estate development segments recorded strong results and the marked increase in the backlog in both these segments should favorably impact future results.” Mr. Sottile also noted that “the September 30 backlog does not reflect the recent hurricanes affecting Florida and the Gulf state areas.”

About Goldfield
Goldfield is a leading provider of electrical construction and maintenance services in the energy infrastructure industry in the southeastern United States. The company specializes in installing and maintaining electrical transmission lines for a wide range of electric utilities. Goldfield is also involved in the development of high-end condominium projects on Florida’s east coast.

Statements in this release are based on current expectations. These statements are forward-looking, and actual results may differ materially. For further details, see the company’s filings with the Securities and Exchange Commission.

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Further Information
Investors:
The Goldfield Corporation, 321-724-1700 or investorrelations@goldfieldcorp.com

THE GOLDFIELD CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2005	2004	2005	2004

Revenue
Electrical construction	$7,776,247	$7,262,905	$20,160,935	$23,220,182
Real estate development	3,479,366	—	8,797,103	3,864,833

Total revenue	11,255,613	7,262,905	28,958,038	27,085,015

Costs and expenses
Electrical construction	6,369,406	5,877,255	16,622,873	20,306,285
Real estate development	2,066,447	35,756	5,233,934	2,758,697
Depreciation and amortization	543,082	553,939	1,803,860	1,541,275
Selling, general and administrative	1,014,889	515,371	2,828,045	1,939,127
Provision for doubtful accounts	23,542	—	23,542	—
Other general expenses	1,673	(3,964)	12,228	(1,052)

Total costs and expenses	10,019,039	6,978,357	26,524,482	26,544,332

Total operating income	1,236,574	284,548	2,433,556	540,683

Other income (expenses), net
Interest income	23,464	21,716	77,354	60,225
Interest expense, net	(31,762)	(21,520)	(98,221)	(39,521)
Other	1,712	33,198	7,736	49,958

Total other income (expenses), net	(6,586)	33,394	(13,131)	70,662

Income from continuing operations before income taxes	1,229,988	317,942	2,420,425	611,345
Income taxes	(488,051)	(286,298)	(954,596)	(303,004)

Income from continuing operations	741,937	31,644	1,465,829	308,341
Loss from discontinued operations	(10,291)	(11,897)	(24,819)	(11,897)

Net income	$731,646	$19,747	$1,441,010	$296,444

Earnings per share of common stock - basic and diluted
Continuing operations	$0.03	$—	$0.06	$0.01

Discontinued operations	—	—	—	—

Net income	$0.03	$—	$0.06	$0.01

Weighted average common shares and equivalents used in the calculations of earnings per share
Basic	25,517,191	26,226,624	25,678,319	26,284,080

Diluted	25,557,919	26,271,388	25,715,002	26,333,279